Exhibit 15.1

北京市东城区朝阳门北大街9号泓晟国际中心2/3/4/20层 100010

Add:2/3/4/20/F, Hexa International Plaza, 9 Chaoyangmen North Avenue, Dongcheng District,Beijing 100010, PRC

T +86 10 51783535

F +86 10 51783636

www.zhongwenlaw.com

CONSENT LETTER

May 1, 2023

First High-Schoo1 Education Group Co., Ltd.

No.1-1 Tiyuan Road Xishan District,

Kunming, Yunnan Province 650228,

People's Republic of China

Dear Sirs,

We have acted as legal advisor as to the laws of the People’s Republic of China to First High-School Education Group Co., Ltd. (the "Company") in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report").

We hereby consent to the reference to our firm under the heading “Item 3.Key Information—D. Risk Factors", “Item 4. Information on the Company—C. Organizational Structure—Our Contractual Arrangements", “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Critical Accounting Policies and Estimates—Consolidation of Variable Interest Entity" and "Item 10. Additional Information—E. Taxation—PRC Taxation” in the Annual Report. We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Zhongwen Law Firm

Beijing Zhongwen Law Firm